Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

(INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

OF

MAKEMUSIC, INC.

AT

$4.85 NET PER SHARE

BY

LEAP ACQUISITION CORPORATION

A WHOLLY-OWNED SUBSIDIARY OF

LAUNCHEQUITY ACQUISITION PARTNERS, LLC DESIGNATED SERIES EDUCATION PARTNERS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

TIME, ON APRIL 18, 2013, UNLESS THE OFFER IS EXTENDED.

March 22, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by LaunchEquity Acquisition Partners, LLC Designated Series Education Partners, a designated series of a Delaware series limited liability company (“Parent”) to act as Information Agent in connection with the offer by LEAP Acquisition Corporation, a Minnesota corporation (or any permitted assignee thereof, “Purchaser”) and a wholly-owned subsidiary of Parent, to purchase all outstanding shares of Common Stock, par value $0.01 per share (together with the associated preferred stock purchase rights, the “Shares”), of MakeMusic, Inc., a Minnesota corporation (“MakeMusic”), other than Shares owned by Parent, Purchaser and their affiliates, at a purchase price of $4.85 per Share, net to the seller in cash, without interest thereon and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 22, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.

Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Wells Fargo Bank, N.A. (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) must, if they wish to tender their Shares, tender their Shares according to the guaranteed delivery procedures set forth in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with the Shares beneficially owned by Parent or Purchaser, represent at least a majority of (i) all Shares issued and outstanding, plus (ii) all Shares issuable upon exercise of outstanding rights and options that are vested and exercisable or upon conversion or exchange of outstanding securities issued by MakeMusic, including Shares issuable to the former shareholders of the Garritan Corporation. The Offer is also subject to certain other conditions discussed in “The Offer—Section 11. Conditions to the Offer” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

1.	The Offer to Purchase.

2.	The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares).

3.	The Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, on a timely basis.

4.	A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	A return envelope addressed to Wells Fargo Bank, N.A., as Depositary.

In order to tender Shares in the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary’s account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

PLEASE CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 18, 2013, UNLESS THE OFFER IS EXTENDED.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

MORROW & CO., LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, MAKEMUSIC, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.